Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

THIRD QUARTER 2025 SALES AND EARNINGS

Eau Claire, Wisconsin (October 24, 2025) -- National Presto Industries, Inc. (NYSE: NPK) announced today third quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about the sales and earnings figures, Maryjo Cohen, President, stated, “Net sales during third quarter 2025 were up $23.6 million or 25.7% from those recorded in the prior year’s quarter due largely to increased Defense segment shipments from backlog. Defense revenues were up $25.8 million or 38.6%. The increase was offset in part by decreased Housewares/Small Appliance revenues (down $2.3 million or 9.2%) attributed to retailers’ initial reluctance to accept tariff-induced price increases. The Defense segment realized improved operating earnings of $1.7 million largely as a result of the increased revenue, impacted by a variety of factors which included differences in mix, efficiencies, and material costs. Like the second quarter, the Housewares/Small Appliance segment reported a sizable operating loss largely due to the Trump tariffs. Those tariffs are generally treated as period costs and expensed as they are incurred, reflecting the segment’s LIFO inventory cost valuation method. The startup Safety segment reported nominal sales and a loss.”

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, and metal parts. The Safety segment offers smoke and carbon monoxide alarms as well as commercial water and fluorine-free foam fire extinguishers.

	THREE MONTHS ENDED
	Sept. 28, 2025	Sept. 29, 2024
Net Sales	$115,463,000	$91,823,000
Net Earnings	$5,317,000	$8,083,000
Net Earnings Per Share	$.74	$1.13
Weighted Shares Outstanding	7,150,000	7,131,000

	NINE MONTHS ENDED
	Sept. 28, 2025	Sept. 29, 2024
Net Sales	$339,551,000	$253,536,000
Net Earnings	$18,079,000	$20,728,000
Net Earnings Per Share	$2.53	$2.91
Weighted Shares Outstanding	7,146,000	7,126,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.